EXHIBIT  6.4

January 16, 2006

QualSec

1770 N. Research Pky. Suite 181

North Logan, Utah 84341

I agree that the $80,000 loaned by me to QualSec shall be non-interest bearing and repayable out of the proceeds of the proposed Regulation A offering.  I indicate by this letter that I am willing to advance up to $300,000 in total which shall likewise be non-interest bearing.  However, in the event any such amount is not repaid by June 30, 2007 it shall convert into a convertible note bearing interest at 8% commencing on July 1, 2008  and convertible, at my option,  into common stock at a price equal to 75% of the initial trading price of the common stock. The further terms of the convertible note will be mutually agreed upon.

/s/ Joel Hand